Exhibit 7.03

PURCHASE AND VOTING AGREEMENT

This Purchase and Voting Agreement (this “Agreement”) is made as of April 4, 2018 between Ocean Imagination L.P. (“Ocean”) and CDH Venture Partners II, L.P. (“CDH”).  Each of Ocean and CDH is referred to herein as a “Party,” and collectively, the “Parties.”

WHEREAS, on April 2, 2018, Ocean, through its management company Ocean Link Partners Limited, submitted a non-binding proposal to the board of directors of eHi Car Services Limited (the “Target”), an exempted company with limited liability incorporated under the laws of the Cayman Islands and listed on the New York Stock Exchange (“NYSE”) in connection with an acquisition transaction, pursuant to which the Target would be delisted from NYSE and deregistered under the United States Securities Exchange Act of 1934, as amended (the “Transaction”);

WHEREAS, as of the date hereof, CDH is the beneficial owner (as defined under Rule 13d-3 of the Exchange Act) of 538,764 Class A common shares, par value US$0.001 per share, of the Target, including 438,764 Class A common shares in the form of 219,382 ADSs (“Class A Shares”), and 8,599,211 Class B Common Shares, par value US$0.001 per share, of the Target (“Class B Shares” and, together with Class A Shares, collectively as “Securities” beneficially owned by CDH); and

WHEREAS, the Parties agree that Ocean intends to acquire the beneficial ownership of CDH over the Securities, through acquisition of CDH Car Rental Service Limited, a British Virgin Islands business company wholly owned by CDH (“CDH Car”) that is the direct record owner of the Securities; and as valid and sufficient consideration to which, CDH agrees to vote, or cause CDH Car to vote the Securities (for so long as CDH and CDH Car continue to beneficially own the Securities) in favor of the Transaction, in each case upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I
 PURCHASE OF SECURITIES

Section 1.1                                   Purchase of Securities.  Subject to Section 1.2, at Closing, CDH shall sell to Ocean, and Ocean shall purchase, 100 ordinary shares of CDH Car, representing 100% equity interest in CDH Car (the “Subject Shares”), free and clear of all liens and encumbrances, for an aggregate cash consideration of US$66,250,318.75 (the “Purchase Price”). The Parties agree that the Purchase Price represents the consideration payable for all of the Securities beneficially and indirectly owned by CDH at a purchase price of US$14.5 per American depositary share of the Target. Provided, however, that should a higher price be subsequently offered by Ocean to any holder of the outstanding common shares of the Target in connection with the Transaction, the Purchase Price shall be retroactively adjusted to reflect the difference between the higher price per American depositary share paid by Ocean and US$14.5, and Ocean shall be obligated to pay the difference in cash within three (3) business days of Ocean’s payment of such higher price to any other holder.

Section 1.2                                   Closing.  Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) shall take place within fifteen (15) Hong Kong business days after the date of this Agreement via the exchange of documents and signatures; provided that the Closing may be earlier than such 15th Hong Kong business day if within three (3) business days of a date and time as Ocean and CDH may mutually agree upon in writing.

(a)                                 At Closing, CDH shall deliver or cause to be delivered to Ocean:

(i)                                     duly issued share certificates of the Subject Shares representing 100% of the equity interest of CDH Car registered in the name of Ocean;

(ii)                                  a duly certified copy of the register of members of CDH Car, evidencing the ownership by Ocean of the Subject Shares, representing 100% of the equity interest of CDH Car; and

(iii)                               an officer certificate from a duly authorized signatory of CDH, certifying that the transfer restrictions set forth under Section 2.2 hereof have been duly complied with.

(b)                                 At Closing, Ocean shall deliver or cause to be delivered to CDH, such Purchase Price payable to CDH by wire transfer in immediately available funds to a bank account designated by CDH in writing no later than three (3) business days prior to Closing.

Section 1.3                                   Indemnity. Ocean shall be responsible for compliance with all applicable disclosure, reporting and filing requirements of the U.S. Securities and Exchange Commission (“SEC requirements”) applicable to itself,  CDH, CDH Car and the Target with respect to this Transaction and shall indemnify, defend and hold harmless CDH from and against all damages, expenses, losses, costs, claims, proceedings and liabilities resulting from or arising out of any failure to comply with  the SEC Requirements.

ARTICLE II
VOTING

Section 2.1                                   Voting.  From and after the date hereof until Closing, CDH hereby irrevocably and unconditionally agrees that at the shareholders meeting of the Target, however called, at which any of the matters described in paragraphs (a) — (d) hereof is to be considered (and any adjournment or postponement thereof), CDH shall, and shall cause CDH Car to (i) appear at such meeting or otherwise cause its representative(s) to appear at such meeting or otherwise cause its Securities to be counted as present thereat for purposes of determining whether a quorum is present, and (ii) vote or cause to be voted (including by proxy, if applicable) all of such Securities:

(a)                                 in favor of the Transaction participated in or led by Ocean;

(b)                                 against any other transaction, proposal, agreement or action made in opposition to the authorization and approval of the Transaction participated in or led by Ocean;

(c)                                  against any other action, agreement or transaction that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or adversely affect the Transaction participated in or led by Ocean, or this Agreement or the performance by CDH its obligations under this Agreement;

(d)                                 in favor of any adjournment or postponement of the annual or special meeting of the shareholders of the Target, however called, at which any of the matters described in paragraphs (a) through (c) of this Section 2.1 is to be considered (and any adjournment or postponement thereof) as may be reasonably requested by Ocean; and

(e)                                  in favor of any other matter necessary to effect the Transaction participated in or led by Ocean.

Section 2.2                                   Restrictions on Transfers.  Except as provided for in this Agreement, CDH agrees that, from the date hereof until Closing, it shall not, and shall cause CDH Car not to, directly or indirectly, offer for sale, sell (constructively or otherwise), transfer, assign, tender in any tender or exchange offer, pledge, grant, encumber, hypothecate or similarly dispose of (by merger, testamentary disposition, operation of Law or otherwise) (collectively, “Transfer”), either voluntarily or involuntarily, or enter into any contract, option or other arrangement or understanding with respect to the Transfer of any Securities or any interest therein, including, without limitation, any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction, collar transaction or any other similar transaction (including any option with respect to any such transaction) or combination of any such transactions, in each case involving any Securities.  Any purported Transfer in violation of this Section 2.2 shall be null and void.

ARTICLE III
MISCELLANEOUS

Section 3.1                                   Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transaction is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transaction be consummated as originally contemplated to the fullest extent possible.

Section 3.2                                   Specific Performance.  Each Party acknowledges and agrees that monetary damages would not be an adequate remedy in the event that any covenant or agreement in this Agreement is not performed in accordance with its terms, and therefore agrees that in the event of any breach by a Party hereto of any of his or its respective covenants or agreements set forth in this Agreement, the non-breaching parties shall each be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement by any Party, in addition to any other remedy at law or equity.  Each Party waives (i) any defenses in any action for an injunction or other appropriate form of specific performance or equitable relief, including the defense that a remedy at law would be adequate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining an injunction or other appropriate form of specific performance or equitable relief. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by a party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by a Party.

Section 3.3                                   Governing Law.  This Agreement (other than Section 3.4) shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to any choice of Law or conflict of Law rules or provisions that would cause the application of the Laws of any jurisdiction other than the State of New York.

Section 3.4                                   Dispute Resolution.  Any disputes or controversy arising out of or in connection with this Agreement shall be submitted solely and exclusively to arbitration in Hong Kong in accordance with the UNCITRAL Arbitration Rules as at present in force and as may be amended by the rest of this provision. The place of arbitration shall be in Hong Kong at the Hong Kong International Arbitration Centre (“HKIAC”). There shall be three arbitrators.  The language of the arbitration shall be English.  Each Party shall each be entitled to, and shall, appoint one arbitrator each within twenty one days of the notice of arbitration, failing which the appointment shall be made by the Chairman of HKIAC.  The third arbitrator shall be appointed by the other two arbitrators within fifteen Business Days of the appointment of the second arbitrator, failing which the appointment shall be made by the Chairman of HKIAC. Each arbitrator shall be a member of the New York Bar Association.  Nothing in this Section 3.4 shall prevent any Party at any time seeking any interim or interlocutory relief in aid of any arbitration or in connection with enforcement proceedings. Any award of the arbitral tribunal shall be final and binding on the parties.  The parties agree to be bound by any award and to act accordingly without delay.  The arbitral award may be enforced in any court of competent jurisdiction.  For the purpose of this Section 3.4, “Business Day” means a day on which banks are open for ordinary banking business in Hong Kong (other than a Saturday, Sunday or a public holiday or a day on which a tropical cyclone warning No. 8 or above or a “black rainstorm warning signal” is hoisted or remains hoisted in Hong Kong at any time between 9:00 a.m. and 5:00 p.m.).  The law of this Section 3.4 shall be Hong Kong law.

Section 3.5                                   Assignment; Binding Effect.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

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IN WITNESS WHEREOF, the Parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

OCEAN IMAGINATION L.P.

By:	/s/ Tony Tianyi Jiang
Name:	Tony Tianyi Jiang
Title:	Director, Ocean General Partners Limited
— General Partner of Ocean Voyage L.P. — General Partner of Ocean Imagination L.P.

IN WITNESS WHEREOF, the Parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

CDH VENTURE PARTNERS II, L.P.

By:	/s/ William Hsu
Name:	William Hsu
Title:	Director, CDH Venture GP II Company Limited
General Partner of CDH Venture Partners II, L.P.